SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

             FIRST TRUST/GALLATIN SPECIALTY FINANCE AND FINANCIAL
             OPPORTUNITIES FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

             1001 WARRENVILLE ROAD, SUITE 300, LISLE, ILLINOIS 60532

Telephone Number (including area code):

            (630) 241-4141

Name and Address of agent for service of process:

        W. SCOTT JARDINE
        First Trust Portfolios L.P.
        1001 Warrenville Road, Suite 300
        Lisle, Illinois  60532

Check appropriate box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        Yes [X]    No [ ]


                                -----------------

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle and State of Illinois on the 21st day of March 2007.


                              FIRST TRUST/GALLATIN SPECIALTY FINANCE
                              AND FINANCIAL OPPORTUNITIES FUND
                              (Name of Registrant)


                              By:  /s/ James A. Bowen
                                   ------------------------------------------
                                   James A. Bowen, President, Chairman of the
                                   Board and Trustee


Attest: /s/ W. Scott Jardine
        ----------------------------
        W. Scott Jardine
        Secretary

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